EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF CORPORATION	Jurisdiction of incorporation or organization	% of Voting Securities Held at December 31, 2011 (1)
CompX International Inc. (2)	Delaware	87
Kronos Worldwide, Inc. (3)	Delaware	30
EWI RE, Inc.	New York	100
NL Environmental Management Services, Inc.	New Jersey	100
The 1230 Corporation	California	100
United Lead Company	New Jersey	100

(1)	Held by the Registrant or the indicated subsidiary of the Registrant
(2)	Subsidiaries of CompX International Inc. are incorporated by reference to Exhibit 21.1 of CompX’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 1-13905)
(3)	Subsidiaries of Kronos Worldwide, Inc. are incorporated by reference to Exhibit 21.1 of Kronos’ Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 1-31763)